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                                                                   EXHIBIT 10.13

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

       This Amended and Restated Employment Agreement (the "Agreement") amends and restates, effective as of this 8th day of November, 2004, that certain Employment Agreement made and entered into as of the 26th day of October, 2001 (the "ORIGINAL AGREEMENT") by and between Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (together with its successors and assigns, the "COMPANY"), and Ian F. Smith (the "EXECUTIVE").

                               W I T N E S S E T H

       WHEREAS, the Company has employed the Executive as the Chief Financial Officer of the Company since the date of the Original Agreement; and

       WHEREAS, the Company and the Executive desire to amend the Original Agreement to extend certain terms of the Original Agreement beyond the Initial Term, to add certain provisions regarding grants of restricted stock, which the Company has begun issuing in addition to stock options since the date of the Original Agreement, and to make certain other changes to clarify the meaning of some provisions.

       NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "PARTY" and together the "PARTIES") agree as follows:

1. DEFINITIONS.

       (a) "BASE SALARY" shall mean the Executive's base salary in accordance with SECTION 4 below.

       (b) "BOARD" shall mean the Board of Directors of the Company.

       (c) "CAUSE" shall mean (i) the Executive is convicted of a crime involving moral turpitude, or (ii) the Executive commits a material breach of any provision of this Agreement, or (iii) the Executive, in carrying out his duties, acts or fails to act in such a manner which is determined, in the sole discretion of the Board, to be (A) willful gross neglect or (B) willful gross misconduct resulting, in either case, in material harm to the Company unless such act, or failure to act, was believed by the Executive, in good faith, to be in the best interests of the Company.

       (d) "CHANGE OF CONTROL" shall be deemed to have occurred if:

            (i) any "person" or "group" as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Act"), becomes a beneficial owner, as such term is used in Rule 13d-3 promulgated under the Act, of securities of the Company representing 51% or more of the combined voting power of the outstanding securities of the Company, having the right to vote in the election of directors (any such owner being herein referred to as an "ACQUIRING PERSON");

            (ii) a majority of the Company's Board during any 12-month period, is replaced at a Company Board meeting or a Company shareholders' meeting, with individuals other than individuals nominated or approved by a majority of the Disinterested Directors;


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            (iii) all or substantially all the business of the Company is disposed of pursuant to a merger, consolidation or other transaction (other than a merger, consolidation or other transaction with a company of which 50% or more of the combined voting power of the outstanding securities having a right to vote at the election of directors is owned, directly or indirectly, by the Company both before and immediately after the merger, consolidation or other transaction) in which the Company is not the surviving corporation or is materially or completely liquidated; or

            (iv) the Company combines with another company and is the surviving corporation (other than a merger, consolidation or other transaction with a company of which 50% or more of the combined voting power of the outstanding securities having a right to vote at the election of directors is owned, directly or indirectly, by the Company both before and immediately after the merger, consolidation or other transaction) but, immediately after the combination, the shareholders of the Company hold, directly or indirectly, less than 50% of the total outstanding securities of the combined company having the right to vote in the election of directors.

       (e) "COMMON STOCK" shall mean the common stock of the Company.

       (f) "COMPETITIVE ACTIVITY" shall mean engagement directly or indirectly, individually or through any corporation, partnership, joint venture, trust, limited liability company or person, as an officer, director, employee, agent, consultant, partner, proprietor, shareholder or otherwise, in any business associated with the biopharmaceutical or pharmaceutical industry, which, in the sole discretion of the Company, is determined to compete with the business and/or interests or future interests of the Company, or any of its affiliates, at any place in which it, or any such affiliate, is then conducting its business, or at any place where products manufactured or sold by it, or any such affiliate, are offered for sale, or any place in the United States or any possession or protectorates thereof, provided, however, that ownership of five percent (5%) or less of the outstanding stock of any company whose shares trade on any national exchange or market shall not be deemed to be competition with the Company.

       (g) "DISABILITY" or "DISABLED" shall mean a disability as determined under the Company's long-term disability plan or program in effect at the time the disability first occurs, or if no such plan or program exists at the time of disability, then a "disability" as defined under Internal Revenue Code Section 22(e)(3).

       (h) "DISINTERESTED DIRECTOR" shall mean any member of the Company's Board
(i) who is not an officer or employee of the Company or any of their subsidiaries, (ii) who is not an Acquiring Person or an affiliate or associate of an Acquiring Person or of any such affiliate or associate and (iii) who was a member of the Company's Board prior to the date of this Agreement or was recommended for election or elected by a majority of the Disinterested Directors then on the Company's Board.

       (i) "EFFECTIVE DATE" shall mean October 26, 2001.

       (j) "GOOD REASON" shall mean that, without the Executive's consent, one or more of the following events occurs and the Executive, of his own initiative, terminates his employment:



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            (i) The Executive is assigned to any duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities currently performed in his positions and offices as described in SECTION 3, provided that such reassignment of duties or responsibilities is not due to the Executive's Disability or the Executive's performance, nor is at the Executive's request;

            (ii) The Executive suffers a reduction in the authorities, duties, and responsibilities associated with his positions and offices as described in SECTION 3 on the basis of which the Executive makes a determination in good faith that the Executive can no longer carry out such positions or offices in the manner contemplated at the time this Agreement was entered into, provided that such reassignment of duties or responsibilities is not due to the Executive's Disability or the Executive's performance, nor is at the Executive's request;

            (iii) The Executive's Base Salary is decreased;

            (iv) The Executive's own office location as assigned to him by the Company is relocated thirty-five (35) or more miles from Cambridge, Massachusetts; or

            (v) Failure of any entity, in the event of a Change of Control to assume all obligations and liabilities of this Agreement.

       (k) "PRO-RATA SHARE OF RESTRICTED STOCK" shall mean for any period shall mean, for any grant of restricted stock as to which the Company's repurchase right lapses ratably over a specified period (e.g. in equal annual increments over four years), that number of shares as to which the Company's repurchase right with respect to those shares would have lapsed if the Executive's employment by the Company had continued for such period. For any other shares of restricted stock, "Pro-Rata Share of Restricted Stock" shall mean, as to any shares of restricted stock which were granted on the same date and as to which the Company's repurchase right lapses on the same date, that portion of such shares calculated by multiplying the number of shares by a fraction, the numerator of which is the number of days that have passed since the date of grant, plus the number of days in the period in question, and the denominator of which is the total number of days from the date of the grant until the date (without regard to any provisions for earlier vesting upon achievement of a specified goal) on which the Company's repurchase right would lapse under the terms of the grant.

       (l) "SEVERANCE PAY" shall mean an amount equal to the sum of the Base Salary in effect on the date of termination of the Executive's employment, plus the amount of the Target Bonus for the Executive for the year in which the Executive's employment is terminated, divided by twelve (12) (each of the 12 shares to constitute a "month's" Severance Pay); PROVIDED, HOWEVER, that in the event the Executive terminates his employment for Good Reason based on a reduction in Base Salary, then the Base Salary to be used in calculating Severance Pay shall be the Base Salary in effect immediately prior to such reduction in Base Salary.

       (m) "TARGET BONUS" shall mean a bonus for which the Executive is eligible on an annual basis, at a level consistent with his title and responsibilities, under the Company's bonus program then in effect and applicable to the Company's senior executives generally, in such amount as may be determined in the sole discretion of the Board.


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2. TERM OF EMPLOYMENT.

       The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, subject to earlier termination in accordance with the terms of this Agreement. Absent such earlier termination, the Term of employment shall automatically renew on each anniversary of the Effective Date for additional one-year period(s), UNLESS (i) the Company notifies the Executive in writing in accordance with SECTION 23 below, at least 90 days prior to the anniversary of the Effective Date that it does not want the Term of employment to so renew, or (ii) the Executive has notified the Company in writing in accordance with SECTION 23 below that the Executive does not want the Term of employment to so renew.

3. POSITION, DUTIES AND RESPONSIBILITIES.

       On the Effective Date and continuing for the remainder of the Term of employment, as extended or renewed, the Executive shall be employed as the Chief Financial Officer of the Company, and shall be responsible for duties reasonably associated with such position. The Executive shall represent and serve the Company faithfully, conscientiously and to the best of the Executive's ability and shall promote the interests, reputation and current and long term plans, objectives and policies of the Company. The Executive shall devote all of the Executive's time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Executive's duties may reasonably require, to the duties of the Executive's employment, provided, however, nothing set forth herein shall prohibit the Executive from engaging in other activities to the extent such activities do not impair the ability of the Executive to perform his duties and obligations under this Agreement, nor are contrary to the interests, reputation, current and long term plans, objectives and policies of the Company.

4. BASE SALARY.

       During the Term of this Agreement, the Executive shall be paid an annualized Base Salary of $300,000, payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed no less frequently than annually, and any increase thereto (which shall thereafter be deemed the Executive's Base Salary) shall be solely within the discretion of the Board.

5. TARGET BONUS/INCENTIVE COMPENSATION PROGRAM.

       a) TARGET BONUS PROGRAM: The Executive shall participate in the Company's Target Bonus program (or other incentive compensation program) applicable to executives, as established and modified from time to time by the Board in its sole discretion, and in accordance with the terms of such program.

       b) SIGN-ON CASH BONUS: The Executive shall receive a sign-on cash bonus in the amount of $150,000. Two-thirds ($100,000) of the sign-on cash bonus will be paid to the Executive on the Effective Date, and the remaining one-third ($50,000) which is hereby deemed accrued and owed to the Executive will be paid to the Executive upon the one-year anniversary of the Effective Date, regardless of whether the executive is employed by the Company on the one year anniversary of the effective date; PROVIDED, HOWEVER, that in the event the Executive terminates this Agreement without "Good Reason" during the period commencing on


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the Effective Date and ending on the first anniversary of the Effective Date, then the Executive shall repay to the Company within thirty (30) days of such termination the sign-on cash bonus previously paid to the Executive.

       c) SIGN-ON STOCK OPTION GRANT: An initial stock option grant shall be awarded to the Executive pursuant to the terms of the Company's stock option plan. The initial stock option grant shall be for 110,000 shares of Company capital stock and shall be subject to the terms and conditions specified in a separate grant agreement.

6. LONG-TERM INCENTIVE COMPENSATION PROGRAMS.

       During the Term of employment, the Executive shall be eligible to participate in the Company's applicable long-term incentive compensation programs, as may be established and modified from time to time by the Board in its sole discretion.

7. EMPLOYEE BENEFIT PROGRAMS.

       During the Term of employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements so offered by the Company from time to time to its senior executives, to the same extent and on the same terms applicable to other senior executives.

8. REIMBURSEMENT OF BUSINESS EXPENSES.

       During the Term of employment, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall reimburse him for all such reasonable business expenses reasonably incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.

9. VACATION.

       During the Term of employment, the Executive shall be entitled to paid vacation days each calendar year in accordance with the Company's vacation policy.

10. TERMINATION OF EMPLOYMENT.

       (a) TERMINATION DUE TO DEATH OR DISABILITY. In the event the Executive's employment is terminated due to the Executive's death or Disability, the Term of employment shall end as of the date of the Executive's death or termination of employment due to Disability, and the Executive shall be entitled to the following:

            (i) Base Salary earned by the Executive but not paid through the date of termination under this SECTION 10(a);

            (ii) all long-term incentive compensation awards earned by the Executive but not paid prior to the date of termination under this
       SECTION 10(a);

            (iii) a pro rata Target Bonus award for the year in which termination under this SECTION 10(a) occurs, as determined in its sole discretion by the Board of Directors;


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            (iv) all stock options held by the Executive as of the date of the termination under this SECTION 10(a) that are not exercisable or vested as of that date shall be deemed to have been held by the Executive for an additional 12 months, for purposes of vesting and exercise rights, and any unexercisable stock options which are deemed exercisable as a result thereof shall remain exercisable until the earlier of (1) the end of the of the 90-day period following the date of termination, or (2) the date the stock option would otherwise expire;

            (v) all exercisable and/or vested stock options held by the Executive as of the date of termination under this SECTION 10(a) shall remain exercisable until the earlier of (1) the end of the 1-year period following the date of termination, or (2) the date the option would otherwise expire;

            (vi) any amounts earned, accrued or owing to the Executive but not yet paid under SECTIONS 5(b), 6, 7, 8, or 9 above, and in the event of termination due to Disability, benefits due to the Executive under the Company's then-current disability program;

            (vii) six month's of Severance Pay, commencing on the first day of the month following the month in which termination under this SECTION 10(a) occurred; and

            (viii) the Company's lapsing repurchase right with respect to shares of restricted stock held by the Executive shall lapse with respect to the Pro-Rata Share of Restricted Stock. The "period" referenced in the first sentence of the definition of "Pro-Rata Share of Restricted Stock," and "period in question" referenced in the second sentence of that definition shall be 12 months.

       Any and all payments due under SUBSECTIONS (i), (ii), (iii) and (vi) of this SECTION 10(a) shall be paid, in the case of the Executive's death, to his estate and/or beneficiaries within 60 days of his death and, in the case of Disability, to the Executive within 60 days of his termination due to Disability.

       (b) TERMINATION BY THE COMPANY FOR CAUSE; TERMINATION BY THE EXECUTIVE WITHOUT GOOD REASON; OR NONRENEWAL OF AGREEMENT BY THE EXECUTIVE. In the event the Company terminates the Executive's employment for Cause, or if the Executive terminates his employment without Good Reason, or if the Executive gives notice of nonrenewal of this Agreement, the Term of employment shall end as of the date specified below, and the Executive shall be entitled to the following:

            (i) Base Salary earned by the Executive but not paid through the date of termination of the Executive's employment under this SECTION 10(b);

            (ii) any amounts earned, accrued or owing to the Executive but not yet paid under SECTIONS 6, 7, 8, or 9 above;

            (iii) a pro rata Target Bonus award for the year in which termination under this SECTION 10(b) occurs, as determined in its sole discretion by the Board of Directors;

            (iv) any amount not yet paid under SECTION 5(b); PROVIDED, HOWEVER, that payments under SECTION 5(b) shall not be made by the Company in the event the Executive terminates this Agreement without "Good Cause" during the period


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       commencing on the Effective Date and ending on the first anniversary of the Effective Date; and

            (v) the Executive shall retain any rights associated with his stock options consistent with his grant agreement and the applicable stock option plan.

       Termination by Company for Cause shall be effective as of the date noticed by the Company. Termination by the Executive without Good Reason shall be effective upon 90 days' prior written notice to the Company, and shall not be deemed a breach of this Agreement. In the event that the Executive gives notice of non-renewal in accordance with SECTION 2 above, the Term of employment shall end on the last day of the then-current Term.

       In the event of termination by the Executive without Good Reason, the Company may elect to waive the period of notice, or any portion thereof, and, if the Company so elects, the Company will pay the Executive his Base Salary for the notice period or for any remaining portion thereof.

       Any and all payments due under this SECTION 10(b) shall be paid to the Executive within 60 days of the date his employment terminates.

       (c) TERMINATION BY THE COMPANY WITHOUT CAUSE; TERMINATION BY THE EXECUTIVE FOR GOOD REASON OR NONRENEWAL OF THE AGREEMENT BY THE COMPANY. If the Executive's employment is terminated by the Company without Cause (other than due to death or Disability ), is terminated by the Executive for Good Reason, or if the Company gives notice of nonrenewal of this Agreement, the Executive shall be entitled to the following:

            (i) Base Salary earned by the Executive but not paid through the date of termination of the Executive's employment under this SECTION 10(c);

            (ii) all long-term incentive compensation awards earned by the Executive but not paid prior to the date of termination of the Executive's employment under this SECTION 10(c);

            (iii) Twelve months of Severance Pay, commencing on the first day of the month following the month during which the Executive's employment is terminated under this SECTION 10(c); PROVIDED, HOWEVER, that if the Executive dies while receiving benefits under this Section, all payments shall immediately cease, but in no event shall the Executive or his estate or beneficiaries receive less than a total of six months of Severance Pay;

            (iv) a pro rata Target Bonus award for the year in which the termination of the Executive's employment occurs under this SECTION 10(c), as determined in its sole discretion by the Board of Directors;

            (v) the Company's lapsing repurchase right with respect to shares of restricted stock held by the Executive shall lapse with respect to the Pro-Rata Share of Restricted Stock, with the period referenced in the first sentence of the definition of "Pro-Rata Share of Restricted Stock" and "period in question" referenced in the second sentence of that definition being 18 months), PROVIDED, HOWEVER, that if such termination
       (1) is by


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       the Company without Cause or by the Executive for Good Reason, and (2)
       takes place within (90) days prior to a Change in Control or within twelve (12) months after a Change in Control, then the Company's lapsing repurchase right with respect to all shares of restricted stock held by the Executive shall lapse;

            (vi) all exercisable and/or vested stock options held by the Executive as of the date of the termination of his employment under this
       SECTION 10(c) shall remain exercisable until the earlier of (1) the end of the 90-day period following the date of the termination of his employment or (2) the date the stock option would otherwise expire;

            (vii) all stock options held by the Executive as of the date of the termination of his employment under this SECTION 10(c) that are not exercisable as of that date shall be deemed to have been held by the Executive for an additional 18 months and any stock options which become exercisable as a result thereof shall remain vested and exercisable until the earlier of (1) the end of the 90-day period following the date of the termination or (2) the date the stock option would otherwise expire; PROVIDED, HOWEVER, that if such termination (1) is by the Company without Cause or by the Executive for Good Reason, and (2) takes place within
       (90) days prior to a Change in Control or within twelve (12) months after a Change in Control, then all unexercisable and/or unvested stock options held by the Executive as of the date of the termination under this
       SECTION 10(c)(vii) shall be deemed exercisable, and any unexercisable and/or unvested stock options which become exercisable as a result thereof shall remain exercisable until the earlier of (a) the end of the 90-day period following the date of the termination or (b) the date the stock option would otherwise expire;

            (viii) any amounts earned, accrued or owing to the Executive but not yet paid under SECTIONS 5(b), 6, 7, 8, or 9 above; and

            (ix) continued participation, as if the Executive were still an employee, in the Company's medical, dental, hospitalization and life insurance plans in which the Executive participated on the date of termination of employment, until the earlier of:

                 (A) exhaustion of Severance Pay; or

                 (B) the date, or dates, the Executive receives equivalent
            coverage and benefits under the plans, programs and/or arrangements of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis);

                            PROVIDED, HOWEVER, THAT:

                 (C) if the Executive is (i) precluded from continuing his
            participation in medical, dental, hospitalization and life insurance plans as provided in SECTION 10(c)(ix) because the Executive is not an employee of the Company, and (ii) not receiving equivalent coverage and benefits through a subsequent employer, the Executive shall be provided with the after-tax economic equivalent of the benefits provided under the plan, program or arrangement in which the Executive is unable to participate for the period specified in
            SECTION 10(c)(ix). The economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining


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            such benefit himself on an individual basis. Payment of such after tax economic equivalent shall be made quarterly in advance.

       Any and all payments due under subsections (i), (ii), (iv) and (viii) of this SECTION 10(C) shall be paid to the Executive within 60 days of the date his employment terminates.

       If the Company gives notice of nonrenewal in accordance with Section 2 above, the term of employment shall end on the last day of the then current term.

       Notwithstanding anything to the contrary in this Section 10, the terms of any Option Agreement or Restricted Stock Agreement shall govern the acceleration, if any, of vesting or lapsing of the Company's repurchase rights, as applicable, except to the extent that the terms of this Employment Agreement are more favorable to the Executive.

11. MITIGATION.

       In the event of any termination of this Agreement, the Executive shall be obligated to seek other employment, and the Company is hereby authorized to offset against Severance Pay due the Executive under SECTION 10 any Base Salary attributable to any subsequent employment or engagement that the Executive may obtain. The Executive shall provide Company written notice of subsequent employment or engagement no later than five (5) business days after commencement by the Executive of such employment or engagement.

12. CONFIDENTIALITY; ASSIGNMENT OF RIGHTS.

       (a) During the Term of employment, as extended or renewed, and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer of the Company or other entity that has provided such information to the Company, which the Executive acquires during the Term of employment, as extended or renewed, including but not limited to records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company, (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, or (iii) as to such confidential information that becomes generally known to the public or trade without violation of this SECTION 12(a).

       (b) The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the "rights") which during the Term of employment are made or conceived by him, alone or with others, and which are within or arise out of any general field of the Company's business or arise out of any work the Executive performs or information the Executive receives regarding the business of the Company while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further remuneration in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other



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instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

13. NONCOMPETITION; NONSOLICITATION.

       (a) Notwithstanding any of the provisions herein to the contrary, in the event that the Executive's employment with the Company is terminated for any reason other than due to the Executive's death or termination by the Executive for Good Reason, the Executive shall not engage in Competitive Activity for a period not to exceed the lesser of 12 months from the date of termination under such applicable provision listed above or the maximum time allowed under then current Massachusetts State Law. The Company may, at its election, waive its rights of enforcement under this SECTION 13(a).

       (b) The Parties acknowledge that in the event of a breach or threatened breach of SECTIONS 12 or 13(a), the Company shall not have an adequate remedy at law. Accordingly, in the event of any breach or threatened breach OF SECTIONS 12 OR 13(a), the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of SECTIONS 12 or 13(a) above. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of SECTIONS 12 or 13(a) including the recovery of damages.

14. ASSIGNABILITY; BINDING NATURE.

       This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; PROVIDED, HOWEVER, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

15. REPRESENTATIONS.

       The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

16. ENTIRE AGREEMENT.

       This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.


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17. AMENDMENT OR WAIVER.

       No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

18. SEVERABILITY.

       In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

19. SURVIVORSHIP.

       The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

20. BENEFICIARIES/REFERENCES.

       The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

21. GOVERNING LAW/JURISDICTION.

       This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflict of laws.

22. RESOLUTION OF DISPUTES.

       Any disputes arising under or in connection with this Agreement may, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in Massachusetts in accordance with the Rules and Procedures of the American Arbitration Association. If arbitration is elected, the Executive and the Company shall mutually select the arbitrator. If the Executive and the Company cannot agree on the selection of an arbitrator, each Party shall select an arbitrator and the two arbitrators shall select a third arbitrator, and the three arbitrators shall form an arbitration panel which shall resolve the dispute by majority vote. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Costs of the arbitrator or arbitrators and other similar costs in connection with an arbitration shall


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


be shared equally by the Parties; all other costs, such as attorneys' fees incurred by each Party, shall be borne by the Party incurring such costs.

23. NOTICES.

       All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, addressed as follows:


       If to the Company:   Vertex Pharmaceuticals Incorporated
                            130 Waverly Street
                            Cambridge, MA 02139-4242
                            Attn: Chairman of the Board
                            with a copy to:

       If to the Executive: At the Participant's home address then listed in the Company's payroll records


       Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day: (b) on the business day after dispatch if sent by nationally-recognized overnight courier; and/or
(c) on the fifth business day following the date of mailing if sent by mail.

24. HEADINGS.

       The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

25. COUNTERPARTS.

       This Agreement may be executed in two or more counterparts.

26. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

       If any payment or benefit received by the Executive pursuant to this Agreement, but determined without regard to any additional payments required under this Agreement, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax, the Company will pay to the Executive an additional amount in cash (the "Additional Amount") equal to the amount necessary to cause the aggregate payments and benefits received by the Executive, including such Additional Amount (net of all federal, state, and local income and payroll taxes and all taxes payable as a result of the application of Sections 280G and 4999 of the Code and including any interest and penalties with respect to such taxes) to be equal to the aggregate payments and benefits the Executive would have received, excluding


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such Additional Amount (net of all federal, state and local income and payroll taxes) as if Sections 280G and 4999 of the Code (and any successor provisions thereto) had not been enacted into law.

       Following the termination of the Executive's employment, the Executive may submit to the Company a written opinion (the "Opinion") of a nationally recognized accounting firm, employment consulting firm, or law firm selected by the Executive setting forth a statement and a calculation of the Additional Amount. The determination of such firm concerning the extent of the Additional Amount (which determination need not be free from doubt), shall be final and binding on both the Executive and the Company. The Company will pay to the Executive the Additional Amount not later than ten (10) business days after such firm has rendered the Opinion. The Company agrees to pay the reasonable fees and expenses of such firm in preparing and rendering the Opinion.

       If, following the payment to the Executive of the Additional Amount, the Executive's liability for the excise tax imposed by Section 4999 of the Code on the payments and benefits received by the Executive is finally determined (at such time as the Internal Revenue Service is unable to make any further adjustment to the amount of such liability) to be less than the amount thereof set forth in the Opinion, the Executive shall promptly file for a refund with respect thereof, and the Executive shall promptly pay to the Company the amount of such refund when received (together with any interest paid or credited thereon after taxes applicable thereto). If, following the payment to the Executive of the Additional Amount, the Executive's liability for the excise tax imposed by Section 4999 of the Code on the payments and benefits received by the Executive is finally determined (at such time as the Internal Revenue Service is unable to make any further adjustment to the amount of such liability) to be more than the amount thereof set forth in the Opinion and the Executive thereafter is required to make a further payment of any such excise tax, the Company shall promptly pay to or for the benefit of the Executive an additional amount in respect of such underpayment.

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.



                                         Vertex Pharmaceuticals Incorporated



                                         /s/ JOSHUA S. BOGER
                                         ---------------------------------------
                                         Joshua S. Boger
                                         Chairman and Chief Executive Officer




                                         /s/ IAN F. SMITH
                                         ---------------------------------------
                                         Ian F. Smith





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